Frisch's Reports Annual and Fourth Quarter Fiscal 2013 Results

CINCINNATI, July 24, 2013 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue from continuing operations of $203,712,158 for the fiscal year ended May 28, 2013, with those revenues declining 0.7 percent from $205,082,827 in the prior year. Earnings from continuing operations for the year increased 20.2 percent to $6,974,101 ($1.38 diluted earnings per share) compared to $5,801,540 ($1.17 diluted earnings per share) last year.

For the fourth quarter of fiscal 2013, revenue from continuing operations increased 2.7 percent to $48,792,356 versus $47,499,363 in the prior year. Earnings from continuing operations increased 44.7 percent in the fourth quarter to $2,267,875 ($0.45 diluted earnings per share) compared to $1,567,470 ($0.31 diluted earnings per share) in the prior year. Same store sales from continuing operations were up 1.0 percent in the fourth quarter fiscal 2013 while overall sales increased 2.7 percent as a result of new restaurant openings. Gross profit margin from continuing operations in the fourth quarter improved over the prior year, as a result of higher volumes and cost management. Administrative and advertising expense decreased 2.8 percent in fourth quarter fiscal 2013 primarily as a result of lower head count.

Craig F. Maier, President and Chief Executive Officer, said, "We wrapped up 2013 on a strong note as fourth quarter revenue was up 2.7 percent while fourth quarter earnings were up 44.7 percent. The combination of solid sales and good cost control measures drove the earnings increase."

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company opened one new Frisch's Big Boy restaurant in August in the first quarter and opened a second new Frisch's restaurant during the third quarter in March. The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 25 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

[See attached Financial Statements]

Frisch's Restaurants, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)
			(unaudited)
	Year ended		Quarter ended
	May 28,	May 29,	May 28,	May 29,
	2013	2012	2013	2012

Sales	$ 203,712	$ 205,083	$ 48,792	$ 47,499
Cost of sales
Food and paper	68,268	69,042	16,411	15,817
Payroll and related	71,176	72,370	16,809	16,618
Other operating costs	41,715	42,156	9,753	9,472
	181,159	183,568	42,973	41,907
Gross profit	22,553	21,515	5,819	5,592
Administrative and advertising	13,074	13,379	2,965	3,049
Franchise fees and other revenue	(1,376)	(1,323)	(320)	(328)
Loss (gain) on sale of assets	14	(200)	1	(9)
Impairment of long lived assets	390	1,229	320	901
Operating profit	10,451	8,430	2,853	1,979
Interest expense	964	1,414	205	278
Earnings from continuing operations before income taxes	9,487	7,016	2,648	1,701
Income taxes	2,513	1,214	380	134
Earnings from continuing operations	6,974	5,802	2,268	1,567
(Loss) from discontinued operations, net of tax	(158)	(3,654)	-	(2,746)
NET EARNINGS (LOSS)	$ 6,816	$ 2,148	$ 2,268	$ (1,179)

Earnings per share (EPS) of common stock:
Basic net earnings per share:
Earnings from continuing operations	$ 1.39	$ 1.18	$ 0.45	$ 0.32
(Loss) from discontinued operations	$ (0.03)	$ (0.74)	$ -	$ (0.56)
Basic net earnings (loss) per share	$ 1.36	$ 0.44	$ 0.45	$ (0.24)
Diluted net earnings per share:
Earnings from continuing operations	$ 1.38	$ 1.17	$ 0.45	$ 0.31
(Loss) from discontinued operations	$ (0.03)	$ (0.74)	$ -	$ (0.55)
Diluted net earnings (loss) per share	$ 1.35	$ 0.43	$ 0.45	$ (0.24)
Diluted average shares outstanding	5,045	4,952	5,070	4,986
Depreciation included in continuing operations	$ 10,388	$ 10,273	$ 2,452	$ 2,424
Opening expense included in continuing operations	$ 592	$ 398	$ 132	$ -

Frisch's Restaurants, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
(In thousands of dollars)

	May 28,	May 29,
	2013	2012

Assets
Current assets
Cash and equivalents	$ 4,256	$ 49,455
Receivables	1,297	1,683
Inventories	5,765	5,590
Other current assets	3,103	3,010
Current assets of discontinued operations	-	190
	14,421	59,928

Property and equipment	102,145	102,139

Other assets
Goodwill & other intangible assets	775	777
Property held for sale and land investments	8,405	11,484
Deferred income taxes and other	2,966	5,641
	12,146	17,902

	$ 128,712	$ 179,969

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$ 5,879	$ 6,293
Accrued expenses	8,025	7,342
Other	5,357	7,857
Current liabilities of discontinued operations	-	683
	19,261	22,175

Long-term obligations
Long-term debt	9,600	14,446
Other long-term obligations	16,195	21,623
	25,795	36,069

Shareholders' equity	83,656	121,725

	$ 128,712	$ 179,969

CONTACT: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, OH 45206, (513) 559-5200, www.frischs.com, investor.relations@frischs.com